Exhibit 8.2

D A T E : March 6, 2025

AGROZ INC.

No. 2, Lorong Teknologi 3/4A

Taman Sains Selangor, Kota Damansara

47810 Petaling Jaya, Selangor

Malaysia

Attention: Board of Directors

Dear Sirs

RE: LEGAL OPINION IN RESPECT OF MALAYSIAN LAWS RELATING TO THE MALAYSIAN SUBSIDIARY OF AGROZ INC. (“LISTCO”), AGROZ GROUP SDN BHD (REGISTRATION NO. 202001037832 (1394153-D)) (“AGSB”)

1.	Introduction

1.1.	In connection with the initial public offering of the ordinary shares of the ListCo (“Ordinary Shares”) under the United States Securities Act of 1933, as amended, under the registration statement on Form F-1, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) and the listing of the Ordinary Shares of ListCo, being the holding company of AGSB, to the Nasdaq Stock Market LLC (“Nasdaq” and such listing, “Listing”), we have been requested to provide this legal opinion in respect of the applicable laws and regulations of Malaysia (“Malaysian Laws”) relating to AGSB (such legal opinion, “Opinion”).

1.2.	We act as the Malaysian legal advisers of the ListCo and AGSB in connection with the Listing and are qualified to practice law in Malaysia and to provide this Opinion.

2.	Assumptions

2.1.	This Opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this Opinion.

2.2.	This Opinion only relates to Malaysian Laws which are in force on the date of this Opinion. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Malaysia or on matters which do not relate to legal matters in Malaysia.

Loke Mansion

273A Jalan Medan Tuanku

50300 Kuala Lumpur

Malaysia

T +603 2691 0803

F +603 2693 4475

E ca@cheangariff.com

www.cheangariff.com

FOUNDER-CONSULTANT

Tan Sri Dato’ Mohamad

Ariff Bin Md Yusof

PARTNERS

Dato’ Loh Siew Cheang

Loy Tuan Bee

Tan Ming-li

Chong Wei Lung

Yoon Ming Sun

Cindy Goh Joo Seong

Yeat Soo Ching

Siew See See

Abdullah Abdul Rahman

Brian Foong Mun Loong

Kelvin Seet Wan Nam

Adriel Lau Jin Son

Andrew Fernandez

Cindy Cheang Foong Kim

Eolanda Yeo Jin Huay

Verene Tan Yeen Yi

Dennis Yuean Jin Han

Lim Ke Xin

Vendee Chai

Loong Wai Teng

Goh Ee Von

Anson Chee Weng Kian

Lim Lay Yee

A list of associates is available upon request.

2.3.	We relied on the following assumptions, which we have not independently verified:

2.3.1.	AGSB is not subject to legal, arbitral, administrative or other proceedings in any jurisdiction other than Malaysia and no such proceedings have been threatened against AGSB. No steps have been taken to commence the winding up, dissolution or de-registration of AGSB nor have the directors or the members/shareholders taken any steps to have AGSB struck off or placed in liquidation. No steps have been taken to wind up, dissolve or de- register AGSB. No receiver has been appointed over any properties or assets of AGSB;

2.3.2.	there is nothing under any law (other than Malaysian Laws) which would or might affect this Opinion. Specifically, we have made no independent investigation of the laws of the jurisdictions (other than Malaysian Laws) in which the respective shareholders of AGSB are registered or incorporated or established; and

2.3.3.	any statement as to any matter of fact provided to us in connection with this Opinion in any correspondence by any director or the secretary of AGSB or any other person was true and accurate when given and remains so as at the date of this Opinion.

3.	Qualifications

3.1.	We express no opinion on the following:

3.1.1.	any taxation laws of any jurisdiction other than the Malaysian Laws;

3.1.2.	the effect of any systems of law (other than the Malaysian Laws) even in cases where, under Malaysian Laws, any foreign law should be applied, and we therefore assume that any applicable law (other than the Malaysian Laws) would not affect or qualify this Opinion; and

3.1.3.	on matters of fact or commercial matters.

3.2.	This Opinion speaks as of the date hereof and no obligation is assumed to update this Opinion or to inform any person of any changes of law or other matters (including matters of fact) coming to our knowledge and occurring after the date of this Opinion which may affect this Opinion in any respect.

3.3.	This Opinion is strictly limited to the matters contained herein and do not extend to any other matters.

Cheang & Ariff Loke Mansion, 273A, Jalan Medan Tuanku, 50300 Kuala Lumpur, Malaysia

T +603 2691 0803 F +603 2693 4475 E ca@cheangariff.com www.cheangariff.com

4.	Opinion

4.1.	Subject to the assumptions and qualifications made in this Opinion and having regard to such legal considerations as we deem relevant, we are of the opinion that all statements set forth in the Registration Statement under the following sections:

4.1.1.	Risk Factors (only with respect to the Malaysian Laws applicable to AGSB);

4.1.2.	Dividend Policy;

4.1.3.	Business (only with respect to the intellectual properties owned by AGSB in Malaysia);

4.1.4.	Regulations;

4.1.5.	Enforceability of Civil Liabilities; and

4.1.6.	Legal Matters.

(the sections referred to in this Section 4.1, collectively, the “Relevant Sections”)

in each case insofar as such statement in each Relevant Section describes or summarises the Malaysian Laws or proceedings referred to in the applicable Relevant Sections, each such statement is true and accurate in all material respects, and fairly presents and summarises in all material respects the Malaysia Laws or proceedings referred to in the applicable Relevant Sections, and nothing has been omitted from such statement which would make such statement misleading in any material respect.

4.2.	The disclosure(s) featuring our opinions in the Registration Statement under the Relevant Sections constitutes our opinion.

5.	Purposes

5.1.	This Opinion is addressed to and for the benefit solely of the recipients and their legal counsel and may not be relied upon by any other person for any purpose, save for disclosures to the Nasdaq, the SEC or any other regulators as the ListCo considers necessary and appropriate.

5.2.	This Opinion may not be quoted or referred to in any public document or filed with any governmental or other authorities, nor may it be transmitted or disclosed (in whole or part) to any other person without our prior written consent, except (i) as a filed exhibit to the Registration Statement; (ii) the display on the website of the Nasdaq for a period of 14 days from the date of the final prospectus, if any part of this Opinion is extracted from the final prospectus; and (iii) (A) in any legal proceedings, potential dispute or claim in connection with the offering of the Ordinary Shares; or (B) in connection with any regulatory inquiry or investigation; or (C) if you are required to do so by relevant laws, listing rules and/or regulations, or any competent regulatory authority.

Cheang & Ariff Loke Mansion, 273A, Jalan Medan Tuanku, 50300 Kuala Lumpur, Malaysia

T +603 2691 0803 F +603 2693 4475 E ca@cheangariff.com www.cheangariff.com

6.	Consent

6.1.	We hereby consent to the use of this Opinion in, and the filling of this Opinion as an exhibit to the Registration Statement and to the reference of our name in such Registration Statement.

Please do not hesitate to contact the undersigned if you require any assistance or clarifications.

Thank you.

Yours faithfully,

for CHEANG & ARIFF

Justine Teoh Biing Chian	Yeat Soo Ching
Associate	Partner
DID : +603 2691 0803	DID : +603 2693 7766
FAX : +603 2693 4475	FAX : +603 2693 4475
EMAIL : justineteoh@cheangariff.com	EMAIL : yeatsooching@cheangariff.com

Cheang & Ariff Loke Mansion, 273A, Jalan Medan Tuanku, 50300 Kuala Lumpur, Malaysia

T +603 2691 0803 F +603 2693 4475 E ca@cheangariff.com www.cheangariff.com